UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2012

NATURALNANO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-49901 (Commission File Number)	87-0646435 (IRS Employer Identification No.)

15 Schoen Place

Pittsford, New York 14534

 (Address of Principal Executive Offices, Zip Code)

(585) 267-4850

(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modification to Rights of Security Holders.

The Board of Directors of NaturalNano, Inc. (the "Company") authorized a one for seventeen reverse stock split of the authorized and issued and outstanding shares of common stock of the Company (the "Reverse Split"). In connection with the Reverse Split, the Board authorized the filing of an amendment to the Articles of Incorporation.

The Reverse Split will take effect on June 14, 2012. The new symbol of the Company will be NNAND, until the 20th business day thereafter when the "D" will be removed from the symbol. Prior to the effectiveness of the Reverse Split, the Company was authorized to issue 500,000,000 shares of stock and had 732,164,446 shares of common stock issued and outstanding. As a result of the Reverse Split, the Company will be authorized to issue 304,117,647 shares of common stock, consisting of 294,117,647 shares of common stock and 10,000,000 shares of preferred stock. The issued and outstanding shares of common stock as a result of the Reverse Split is 43,068,498 shares. No cash is being paid as a result of the Reverse Split, but any fractional shares as a result thereof will be rounded up to a share. The Reverse Stock had no effect on the preferred stock of the Company.

Item 9.01 Exhibits.

Exhibit Number	Description

3.2	Certificate of Amendment to the Articles of Incorporation filed with the Secretary of State of the State of Nevada on May 9, 2012
3.3	Certificate of Correction to the Certificate of Amendment filed with the Secretary of State of the State of Nevada on June 8, 2012

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURALNANO, INC.

By:	/s/ James Wemett
Name:	James Wemett
Title:	Chief Financial Officer

Date:  June 13, 2012

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